    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1998
                                           Registration Statement No. 333-44279
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ----------------
                               D.R. HORTON, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                             1531                           75-2386963
  (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
                                     1901 ASCENSION BLVD., SUITE 100
                                         ARLINGTON, TEXAS 76006
                                             (817) 856-8200

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            CHARLES N. WARREN, ESQ.
                             SENIOR VICE PRESIDENT
                              AND GENERAL COUNSEL
                               D.R. HORTON, INC.
                        1901 ASCENSION BLVD., SUITE 100
                            ARLINGTON, TEXAS 76006
                                (817) 856-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                          COPIES OF COMMUNICATION TO:

                         IRWIN F. SENTILLES, III, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                         1717 MAIN STREET, SUITE 5400
                              DALLAS, TEXAS 75201
                                (214) 698-3100

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Continental Homes Holding Corp., a Delaware corporation ("Continental"), with and into D.R. Horton, Inc., a Delaware corporation ("Horton"), as described in the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between Horton and Continental attached as Appendix A to the Proxy Statement/Prospectus forming part of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                               ----------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(C) OF THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

================================================================================

  This Post-Effective Amendment No. 1 to Form S-4 Registration Statement (Registration No. 333-44279) of D.R. Horton, Inc. is being filed pursuant to Rule 462(d) solely to add exhibits to Amendment No. 3 to Form S-4 Registration Statement that became effective on March 16, 1998.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  (a) EXHIBITS:

  EXHIBIT
  NUMBER                                EXHIBITS
  -------                               --------
   2.1      Agreement and Plan of Merger, dated as of December 18, 1997, by and between D.R. Horton, Inc. and Continental Homes Holding Corp.
            (included in Joint Proxy Statement/Prospectus as Appendix A). The
            Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
   3.1      Amended and Restated Certificate of Incorporation, as amended(1)
   3.2      Amended and Restated Bylaws(2)
   4.1      See Exhibits 3.1 and 3.2
   4.2      Indenture, dated as of June 9, 1997, among Horton., the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(3)
   4.3      First Supplemental Indenture, dated as of June 9, 1997, among
              Horton, the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(4)
   4.4      Second Supplemental Indenture, dated as of September 30, 1997, among
              Horton, the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(7)
   5.1      Opinion of Gibson, Dunn & Crutcher LLP
  *8.1      Tax Opinion of Gibson, Dunn & Crutcher LLP
  *8.2      Tax Opinion of Cahill Gordon & Reindel
  10.1      Master Loan and Inter-Creditor Agreement, dated as of December 19,
              1997, among D.R. Horton, Inc., as Borrower, NationsBank, N.A., Bank of America National Trust and Savings Association, Fleet National Bank, Bank United, Comerica Bank, The First National Bank of Chicago, Credit Lyonnais New York Branch, PNC Bank, National Association, Amsouth Bank of Alabama, Bank One, Arizona, NA, Societe Generale, Southwest Agency, First American Bank Texas, SSB, Harris Trust and Savings Bank, and Sanwa Bank California as Banks; and NationsBank, N.A., as Administrative Agent(6).
  10.2      Restated Working Capital Line of Credit Agreement dated as of July
              15, 1997, by and between D.R. Horton, Inc., as Borrower, and Barnett Bank, N.A., as Lender(5)
  10.3      Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
              dated as of December 18, 1997, by and between W. Thomas Hickcox and Continental Homes Holding Corp.
  10.4      Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
              dated as of December 18, 1997, by and between Bruce F. Dickson and Continental Homes Holding Corp.
  11.1      Statement re computation of per share earnings.
  12.1      Computations of ratio of earnings to fixed charges for D.R. Horton,
              Inc., Continental Homes Holding Corp. and the combined company.
  23.1      Consent of Ernst & Young LLP
  23.2      Consent of Arthur Andersen LLP
  23.3      Consent of Whittington, McLemore, Land, Davis & White
  23.4      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.1)
  23.5      Consent of Cahill Gordon & Reindel (included in Exhibit 8.2)
  24.1      Powers of Attorney (included in Part II of the Registration
              Statement).

 EXHIBIT
 NUMBER                                EXHIBITS
 -------                               --------
  99.1      Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  99.2      Consent of Salomon Smith Barney
  99.3      Consent of Morgan Stanley & Co. Incorporated

------------
  * Filed herewith

(1) Incorporated by reference from Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission on November 22, 1995.
(2) Incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.
(3) Incorporated by reference from Exhibit 4.1(a) to the Registrant's Registration Statement on Form S-3 (No. 333-27521), filed with the Commission on May 21, 1997.
(4) Incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K/dated April 1, 1997, filed with the Commission on June 9, 1997.
(5) Incorporated by reference to Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.
(6) Incorporated herein by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on January 27, 1998.
(7) Incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.

                       SIGNATURES AND POWERS OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ARLINGTON, STATE OF TEXAS, ON APRIL 20, 1998.

                                       D.R. Horton, Inc



                                       By: /s/ DONALD R. HORTON
                                          -------------------------------------
                                                     DONALD R. HORTON
                                           CHAIRMAN OF THE BOARD AND PRESIDENT


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          Signature                                           Title                                  Date
          ---------                                           -----                                  ----
  /s/ DONALD R. HORTON                                 Chairman of the Board and                 April 20, 1998
------------------------------                         President (Principal
     DONALD R. HORTON                                  Executive Officer)

  /s/ RICHARD BECKWITT                                 Director                                  April 20, 1998
------------------------------
      RICHARD BECKWITT

  /s/ RICHARD I. GALLAND                               Director                                  April 20, 1998
------------------------------
     RICHARD I. GALLAND

  /s/ RICHARD L. HORTON                                Director                                  April 20, 1998
------------------------------
      RICHARD L. HORTON

  /s/ TERRILL J. HORTON                                Director                                  April 20, 1998
------------------------------
      TERRILL J. HORTON

  /s/ DAVID J. KELLER                                  Treasurer, Chief Financial                April 20, 1998
------------------------------                         Officer and Director
      DAVID J. KELLER                                  (Principal Accounting and
                                                       Financial Officer)

  /s/ FRANCINE I. NEFF                                 Director                                  April 20, 1998
------------------------------
      FRANCINE I. NEFF

  /s/ SCOTT J. STONE                                   Director                                  April 20, 1998
------------------------------
       SCOTT J. STONE

  /s/ DONALD J. TOMNITZ                                Director                                  April 20, 1998
------------------------------
     DONALD J. TOMNITZ

                                                       Director
------------------------------
      W. THOMAS HICKCOX

                                                       Director
------------------------------
     BRADLEY S. ANDERSON

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                EXHIBITS
  -------                               --------
   2.1      Agreement and Plan of Merger, dated as of December 18, 1997, by and between D.R. Horton, Inc. and Continental Homes Holding Corp.
            (included in Joint Proxy Statement/Prospectus as Appendix A). The
            Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
   3.1      Amended and Restated Certificate of Incorporation, as amended(1)
   3.2      Amended and Restated Bylaws(2)
   4.1      See Exhibits 3.1 and 3.2
   4.2      Indenture, dated as of June 9, 1997, among Horton., the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(3)
   4.3      First Supplemental Indenture, dated as of June 9, 1997, among
              Horton, the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(4)
   4.4      Second Supplemental Indenture, dated as of September 30, 1997, among
              Horton, the Guarantors named therein and American Stock Transfer & Trust Company, as Trustee(7)
   5.1      Opinion of Gibson, Dunn & Crutcher LLP
  *8.1      Tax Opinion of Gibson, Dunn & Crutcher LLP
  *8.2      Tax Opinion of Cahill Gordon & Reindel
  10.1      Master Loan and Inter-Creditor Agreement, dated as of December 19,
              1997, among D.R. Horton, Inc., as Borrower, NationsBank, N.A., Bank of America National Trust and Savings Association, Fleet National Bank, Bank United, Comerica Bank, The First National Bank of Chicago, Credit Lyonnais New York Branch, PNC Bank, National Association, Amsouth Bank of Alabama, Bank One, Arizona, NA, Societe Generale, Southwest Agency, First American Bank Texas, SSB, Harris Trust and Savings Bank, and Sanwa Bank California as Banks; and NationsBank, N.A., as Administrative Agent(6).
  10.2      Restated Working Capital Line of Credit Agreement dated as of July
              15, 1997, by and between D.R. Horton, Inc., as Borrower, and Barnett Bank, N.A., as Lender(5)
  10.3      Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
              dated as of December 18, 1997, by and between W. Thomas Hickcox and Continental Homes Holding Corp.
  10.4      Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
              dated as of December 18, 1997, by and between Bruce F. Dickson and Continental Homes Holding Corp.
  11.1      Statement re computation of per share earnings.
  12.1      Computations of ratio of earnings to fixed charges for D.R. Horton,
              Inc., Continental Homes Holding Corp. and the combined company.
  23.1      Consent of Ernst & Young LLP
  23.2      Consent of Arthur Andersen LLP
  23.3      Consent of Whittington, McLemore, Land, Davis & White
  23.4      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.1)
  23.5      Consent of Cahill Gordon & Reindel (included in Exhibit 8.2)
  24.1      Powers of Attorney (included in Part II of the Registration
              Statement).
  99.1      Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  99.2      Consent of Salomon Smith Barney
  99.3      Consent of Morgan Stanley & Co. Incorporated

------------
  * Filed herewith
(1) Incorporated by reference from Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission on November 22, 1995.
(2) Incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.
(3) Incorporated by reference from Exhibit 4.1(a) to the Registrant's Registration Statement on Form S-3 (No. 333-27521), filed with the Commission on May 21, 1997.

(4) Incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K/dated April 1, 1997, filed with the Commission on June 9, 1997.
(5) Incorporated by reference to Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.
(6) Incorporated herein by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on January 27, 1998.
(7) Incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.